Filed Pursuant to Rule 433
Registration Statement No. 333-271881

Jefferies Financial Group Inc. Market Linked Securities

Market Linked Securities— Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the State Street® Utilities Select Sector SPDR® ETF, the State Street® SPDR® S&P® Regional Banking ETF and the State Street® SPDR® S&P® Biotech ETF due January 26, 2029
Term Sheet to Preliminary Pricing Supplement dated January 21, 2026

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measures:
State Street® Utilities Select Sector SPDR® ETF, the State Street® SPDR® S&P® Regional Banking ETF and the State Street® SPDR® S&P® Biotech ETF (each a “Market Measure,” and collectively the “Market Measures”).

Pricing Date*:	January 23, 2026
Issue Date*:	January 28, 2026
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:
On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing price of the lowest performing Market Measure on the related calculation day is greater than or equal to its threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12.

Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 13.00% per annum, to be determined on the pricing date.
Automatic Call:
If the closing price of the lowest performing Market Measure on any of the calculation days occurring in January, April, July and October from July 2026 to October 2028, inclusive, is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security equal to the face amount plus a final contingent coupon payment.

Calculation Days*:	Monthly, on the 23rd day of each month, commencing February 2026 and ending December 2028, and on January 23, 2029 (the “final calculation day”)
Call Settlement Date:	Three business days after the applicable calculation day.
Performance Factor:	With respect to a Market Measure on any calculation day, its fund closing price on such calculation day divided by its starting price (expressed as a percentage).
Maturity Payment Amount (per security):
•     if the ending price of the lowest performing Market Measure on the final calculation day is greater than or equal to its threshold price:
$1,000; or
•     if the ending price of the lowest performing Market Measure on the final calculation day is less than its threshold price:
$1,000 × performance factor of the lowest performing Market Measure

Lowest Performing Market Measure:	For any calculation day, the lowest performing Market Measure will be the Market Measure with the lowest performance factor on that calculation day.
Stated Maturity Date*:	January 26, 2029
Starting Price:	For each Market Measure, its fund closing price on the pricing date
Ending Price:	For each Market Measure, its fund closing price on the final calculation day
Threshold Price:	For each Market Measure, 70% of its starting price
*subject to change
** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services
Summary of Terms (continued)
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agents Discount**:
Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	47233YTJ4
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile (Maturity Payment Amount)

60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
30% contingent downside protection
Return of lowest performing Market Measure at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Security Return
Hypothetical return of lowest performing Market Measure

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Market Measure on the final calculation day is less than its threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Market Measure, but you will have full downside exposure to the lowest performing Market Measure on the final calculation day if the ending price of that Market Measure is less than the threshold price.
We estimate that the value of each security on the pricing date will be approximately $949.30, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/96223/000114036126001794/ef20063407_424b5.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•
The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	The Securities Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Any Market Measure Performs Poorly, Even If The Other Market Measures Perform Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Market Measure That Is The Lowest Performing Market Measure On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Market Measures.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Market Measures.
•
You May Be Fully Exposed To The Decline In The Lowest Performing Market Measure On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Market Measure.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	The Securities Are Subject To A Potential Automatic Call, Which Would Limit Your Ability To Receive Further Payment On The Securities.
•	A Contingent Coupon Payment Date, A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	Your Notes may be subject to the constructive ownership rules.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of Each Market Measure And Therefore The Securities Are Subject To The Risks Associated With The Market Measures, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	The Stocks Held By The Market Measures Are Concentrated In A Few Sectors.
•	Adverse Conditions In The Utilities Sector May Reduce Your Return On The Securities.
•	The Securities Are Subject To Risks Associated With The Banking Industry.
•	Adverse Conditions In The Biotechnology Sector May Reduce Your Return On The Securities.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.